Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

as of April 22, 2011

Wells Fargo Bank, National Association, as Agent

110 East Broward Boulevard, Suite 1100

Ft. Lauderdale, Florida 33301

Ladies and Gentlemen:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders, and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Lighting Science”), as set forth in the Loan and Security Agreement, dated of even date herewith, by and among Lighting Science, the other Borrowers (as defined in the Loan Agreement), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“Biological”), LSGC, LLC, a Delaware limited liability company (“LSGC”, and together with Biological and any other Person that at any time after the date hereof becomes a Guarantor, each individually a “Guarantor” and collectively, “Guarantors”), Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this letter agreement (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrowers and Guarantors have requested that Agent and Lenders make certain amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Agent and Lenders are willing to do subject to the terms and conditions set forth in this Amendment No. 1 to Loan and Security Agreement (“Amendment No. 1”).

The parties hereto wish to enter into this Amendment No. 1 to evidence and effectuate such amendments and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 1 to Loan Agreement” shall mean Amendment No. 1 to Loan and Security Agreement, dated as of April 22, 2011, by and among Borrowers, Guarantors, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Minimum Qualified Cash” shall mean $5,000,000.

(b) Amendments.

(i) Financial Covenant Trigger Event. The definition of “Financial Covenant Trigger Event”, as set forth in Section 1.74 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.74 “Financial Covenant Trigger Event” shall mean, if Excess Availability (calculated without regard to the Maximum Credit) minus the Minimum Qualified Cash is less than $2,000,000 for any period of three (3) consecutive Business Days; provided, that, any such Financial Covenant Trigger Event shall cease to exist to the extent that Excess Availability (calculated without regard to the Maximum Credit) minus the Minimum Qualified Cash is greater than $2,000,000 for sixty (60) consecutive days.”

(ii) Maximum Credit. The definition of “Maximum Credit”, as set forth in Section 1.107 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.107 “Maximum Credit” shall mean the amount of $25,000,000.”

(iii) Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the Applicable ULF Rate (on a per annum basis) calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(iv) Minimum Excess Availability. Section 9.17(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Minimum Excess Availability. At all times, Borrowers and Guarantors shall maintain, on a consolidated basis, Excess Availability (calculated without regard to the Maximum Credit and, for the avoidance of doubt, inclusive of the Minimum Qualified Cash) of not less than $5,000,000.”

(v) Minimum Qualified Cash. Section 9.17 of the Loan Agreement is hereby amended by adding the following new subsection (d) at the end thereof:

“(d) Minimum Qualified Cash. At all times, Borrowers and Guarantors shall maintain, on a consolidated basis, Qualified Cash of not less than the Minimum Qualified Cash.”

(vi) Schedule 9.17(a) - Minimum EBITDA. Schedule 9.17(a) to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

3. Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations. Borrowers and Guarantors hereby acknowledge, confirm and agree that Borrowers are unconditionally indebted to Agent and Lenders as of the close of business on April 21, 2011, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $9,677,630.44, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrowers to Agent and Lenders pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent and Secured Parties have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers and Guarantors to Agent and Secured Parties pursuant to the Financing Agreements or otherwise granted to or held by Agent and Secured Parties.

(c) Binding Effect of Financing Agreements. Borrowers and Guarantors hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrowers and Guarantors are a party has been duly executed and delivered to Agent and Secured Parties by Borrowers and Guarantors, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers and Guarantors contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers and Guarantors, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers and Guarantors have no valid defense to the enforcement of such Obligations, and (iii) Agent and Secured Parties is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

4. Representations, Warranties and Covenants. Each Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 1), the truth and accuracy of which are a continuing condition of the making of Loans to Borrowers:

(a) this Amendment No. 1 and each other agreement or instrument to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 1, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary corporate or limited liability company action (as applicable) on the part of Borrowers and Guarantors which are a party hereto and thereto and, if necessary, their respective stockholders, as the case may be, and the agreements and obligations of Borrowers and Guarantors, as the case may be, contained herein and therein constitute the legal, valid and binding obligations of Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the execution, delivery and performance of the Amendment Documents (a) are all within Borrowers’ and Guarantors’ respective corporate or limited liability company powers (as applicable), (b) are not in contravention of law or the terms of Borrowers’ or Guarantors’ certificate or articles of organization or formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which Borrowers or Guarantors are a party or by which Borrowers or Guarantors or their respective property are bound and (c) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent and Lender pursuant to the Loan Agreement and the other Financing Agreements as amended hereby;

(c) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; and

(d) no Default or Event of Default exists as of the date of this Amendment No. 1.

5. Amendment and Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrowers shall pay to Agent for the account of the Lenders party hereto (to the extent and in accordance with the arrangements by and among the Lenders party hereto), an amendment fee in the amount of $100,000, which fee shall be fully earned and payable on the date hereof. The foregoing fee may be charged to any loan account of Borrowers maintained by Agent.

6. Conditions Precedent. This Amendment No. 1 shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:

(i) the receipt by Agent of an original (or faxed or electronic copy) of this Amendment No. 1, duly authorized, executed and delivered by Borrowers, Guarantors, Agent and Lenders;

(ii) the receipt by Agent of the fee set forth in Section 5 above; and

(iii) immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Event of Default or event or condition which, with the giving of notice, passage of time, or both, would constitute an Event of Default.

7. Additional Events of Default. Borrowers and Guarantors acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with the covenants and agreements contained herein shall constitute an Event of Default under the Financing Agreements.

8. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Arrangements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

9. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 1.

10. Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 and any dispute arising hereunder, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

11. Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

12. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 1 by telecopier or other electronic method of communication shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telecopier or other electronic method of communication also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

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By the signature hereto of their duly authorized officers, the parties hereto agree as set forth herein.

Very truly yours,

BORROWER:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Chief Financial Officer

GUARANTORS:

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Fred Maxik
Name:	Fred Maxik
Title:	Manager

LSGC, LLC, as Guarantor

By:	Lighting Science Group Corporation, its sole member

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Assistant Secretary

AGREED:

AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Wanda Alvesto
Name:	Wanda Alvesto
Title:	Vice President